UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2013

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 702-221-7800

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 16, 2013, Full House Resorts, Inc.’s wholly-owned subsidiary Gaming Entertainment (Indiana) LLC d/b/a/ Rising Star Casino Resort (the “Company”) entered into a Hotel Lease / Purchase Agreement (the “Agreement”) with Rising Sun/Ohio County First, Inc., an Indiana non-profit corporation (the “Landlord”).

Pursuant to the Agreement, the Company will operate the Landlord’s 104 room hotel (the “Hotel”), adjacent to the Rising Star Casino Resort. The Hotel is currently under construction and is scheduled to open in the fourth quarter of 2013. The Agreement provides that the Company will be the sole lessee of the Hotel and assume all responsibilities, revenues, expenses, profits and losses related to the Hotel’s operations. The initial term of the Agreement is for 10 years from the date the Hotel is first open to the public (subject to certain early termination rights of the parties under the Agreement), with an option to extend for an additional 10-year term. During the initial term, the Company will have the exclusive option to purchase the Hotel. Within one year after the expiration of the initial term, if the Company has not exercised its option to purchase the Hotel, the Landlord may exercise its right to sell the Hotel to the Company, and the Company must purchase the Hotel.

Beginning on January 1, 2014, the Company will pay a fixed monthly rent payment of approximately $83,000 during the initial term of the Agreement. The rent payments under the Agreement will offset the purchase price of the Hotel if either the Company or the Landlord exercises their rights as described above. The purchase price would be the unamortized balance of the Landlord’s loan related to the construction of the Hotel.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit 10.1	Hotel Lease / Purchase Agreement dated August 15, 2013 by and between Rising Sun/Ohio County First, Inc. and Gaming Entertainment (Indiana) LLC.

	Exhibit 99.1	Press release dated August 19, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: August 20, 2013	/s/ Deborah J. Pierce
Deborah J. Pierce
Chief Financial Officer

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